Exhibit 10.56

FIRST AMENDMENT
TO THE
BABCOCK & WILCOX ENTERPRISES, INC.
DEFINED CONTRIBUTION RESTORATION PLAN

Instrument of Amendment
THIS INSTRUMENT is executed by Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”).
Statement of Purpose
The Company sponsors the Babcock & Wilcox Enterprises, Inc. Defined Contribution Restoration Plan (the “Plan”) to restore the benefits provided to participants in The B&W Thrift Plan that are precluded by the application of Sections 401(a)(17) and 415(c) of the Internal Revenue Code of 1986, as amended. The Company, through its Board of Directors, has reserved the right in Article VIII of the Plan to amend the Plan at any time. By this instrument, the Company is amending the Plan to (i) reflect that the Company will not make Company Service Based Contributions with respect to Compensation earned on or after July 1, 2018; (ii) increase the percentage of Deferral Contributions with respect to which the Company makes Company Matching Contributions under the Plan and (iii) otherwise meet current needs.
NOW, THEREFORE, the Plan is hereby amended as follows to be effective July 1, 2018:

1.	Section 2.13 of the Plan is hereby amended to read, in its entirety, as follows:

“2.13
Company Service Based Contribution. The total contributions credited to a Participant’s Company Service Based Account with respect to Compensation earned before July 1, 2018. Notwithstanding anything in the Plan to the contrary, no Company Service Based Contributions shall be made to the Plan with respect to any Compensation earned on or after July 1, 2018.”

2.Subsection (a) of Section 3.2 of the Plan is hereby amended to read, in its entirety, as follows:

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“(a)     Service-Based Contribution Participants. Each Eligible Employee who is hired or rehired by the Company after the Effective Date and is a Service-Based Contribution Participant (as defined in the Thrift Plan) shall become a Participant on his date of hire or rehire, as applicable. Notwithstanding any provision in the Plan to the contrary, no Eligible Employee hired or rehired on or after July 1, 2018 shall become a Service-Based Contribution Participant in the Thrift Plan.”

3.	Section 4.1 of the Plan is hereby amended to read, in its entirety, as follows:
“4.1    Company Service Based Contribution. Before July 1, 2018, each Participant who was a Service-Based Contribution Participant in the Thrift Plan was credited with a Company Service Based Contribution each payroll period equal to the percentage of his Compensation determined in accordance with the terms of the Plan then in effect. Notwithstanding any provision of this Section or the Plan to the contrary, no Company Service Based Contribution shall be made to the Plan with respect to any Compensation earned on or after July 1, 2018.”
4.The reference to “3%” in Section 4.3 of the Plan is hereby amended to read, in its entirety, as “4%”.
5.Section 9.10 of the Plan is hereby amended to read, in its entirety, as follows:
“9.10    Claims Procedure. The Committee shall have the sole discretionary authority with regard to the adjudication of any claims and appeals made under the Plan. All claims for benefits under the Plan shall be submitted in writing, shall be signed by the claimant and shall be considered filed on the date the claim is received by the Committee. In the event a claim is denied, in whole or in part, the claims procedures set forth below shall be applicable.

Upon the filing of a claim as above provided, the Committee will decide such claim and review any request for review of a denied claim within the procedures established for claims and appeals (including disability claims and appeals, as applicable), under the Thrift Plan.”
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 30 day of June, 2018.
Babcock & Wilcox Enterprises, Inc.

By:    /s/ Sumeeta Maxwell
Name:    Sumeeta Maxwell
Title:    Senior Vice President of Human Resources

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